Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” and to the use of our report dated April 27, 2009 with respect to the financial statements of Xenith Bank [In Organization] included in Amendment No. 1 to the Registration Statement (Form S-1 333-170836) and related Prospectus of Xenith Bankshares, Inc. for the registration of $42,000,000 its common stock.

/s/ Ernst & Young LLP

December 30, 2010
Richmond, Virginia